Robert Zangrillo Named to Board of Directors of Mandalay Media, Inc.

Los Angeles, CA. (November 13, 2007) - Robert Zangrillo has joined Mandalay Media, Inc. (MVSI.OB) as a member of its Board of Directors. Mr. Zangrillo is a 19 year veteran of the financial services, software and Internet-based industries. He is a veteran in the financial services, software and Internet-enabled industries, and his talents for building teams dedicated to delivering leading industry solutions are widely known. "I am proud to be working with the talented Mandalay Media team led by Co-Chairman Peter Guber. Peter’s experience and insight should prove invaluable as Mandalay Media looks to capitalize on the significant transformation in the media industry to new business models, including ad networks, interactive out-of-home, mobile applications, social networks and Web properties."

Mr. Zangrillo is the Founder, Chairman and Chief Executive Officer of North Star Systems International (“North Star”), which provides wealth management software to financial services institutions.  Prior to joining North Star, Mr. Zangrillo was Founder, Chairman and Chief Executive Officer of InterWorld, Corp., a provider of eCommerce software applications.  Over the last 19 years, Mr. Zangrillo has held various positions including Chairman, Chief Executive Officer, private equity investor, director and advisor to numerous growth companies including ArcSight, Inc., Dick’s Sporting Goods Inc. (NYSE: DKS), EarthLink, Inc. (NASDAQ: ELNK), HomeSpace (acquired by Lending Tree International, Inc., NASDAQ: LTRE), InterWorld Corp. (acquired by The Essar Group), Imperium Renewables, Inc., Loudeye Corp. (acquired by Nokia, NYSE: NOK), Overture (acquired by Yahoo, NASDAQ: YHOO), Project PlayList, UGO Networks (acquired by the Hearst Corporation), Ulta Salon, Cosmetics & Fragrance, Inc. (NASDAQ:ULTA) and YOUcentric Inc. (acquired by JG Edwards, NASDAQ: ORCL).  Mr. Zangrillo also worked as an associate in the Investment Banking Division of Donaldson, Lufkin & Jenrette.  He recently served as a member of the Council on Foreign Relations, where he served on the Committee on Finance and Budget.  Mr. Zangrillo received a BA from the University of Vermont and a MBA from Stanford University Graduate School of Business.

About Mandalay Media, Inc.

Mandalay Media, Inc. is a development stage company. It intends to complete an asset acquisition, merger, exchange of capital stock, or other business combination with a domestic or foreign business.

Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about MVSI. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of MVSI's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in MSVI’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. MSVI assumes no obligation to update the information contained in this press release.